ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 1, 2009. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions, are set forth below. There were no broker non-votes.

(1) The funds shareholders elected the following directors:
					     Shares
					   Withholding
			       Shares	    Authority
			      Voted For     To Vote
Benjamin R. Field III ....... 8,789,144       186,568
Roger A. Gibson ............. 8,799,763       175,949
Victoria J. Herget .......... 8,792,359       183,353
John P. Kayser .............. 8,802,994       172,718
Leonard W. Kedrowski ........ 8,793,047       182,665
Richard K. Riederer ......... 8,794,434       181,278
Joseph D. Strauss ........... 8,800,464       175,248
Virginia L. Stringer ........ 8,799,495       176,217
James M.Wade ................ 8,792,177       183,535

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2010. The following votes were cast regarding this matter:

	Shares		Shares
	Voted           Voted
	For		Against        Abstentions
       8,847,229         70,996           57,487